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                                     EXHIBIT 4.4

                         NONSTATUTORY STOCK OPTION AGREEMENT


      OnTrak Systems, Inc., a Delaware corporation (the "Company"), hereby grants to __________________ (the "Optionee"), an option (the "Option") to purchase a total of ____________________ (_______) shares of Common Stock of the Company (the "Shares"), at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Company's 1996 Equity Incentive Plan (the "Plan"), which is incorporated herein by reference.

     1. NATURE OF THE OPTION. The Option is intended to be a nonstatutory option and NOT an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2.  Option Price.  The Option Price is $___________ for each Share.

     3. VESTING AND EXERCISE OF OPTION. The Option shall vest and become exercisable during its term as follows:

         (a) VESTING AND RIGHT TO EXERCISE.

             (i) The Option shall vest and become exercisable with respect to one-fourth of the Shares subject to the Option at the end of each of the first four (4) years from __________________. Subject to the provisions of subparagraphs (ii) and (iii) below, the Optionee can exercise any portion of the Option which has vested until the expiration of the Option Term set forth in Section 7 of this Agreement.

             (ii) In the event of the Optionee's Termination of Service to the Company (as defined in Section 2.31 of the Plan), the Option may be exercised as follows:

                   (A) If Termination of Service is due to Disability (as defined in Section 2.11 of the Plan), the Option may be exercised at any time within six (6) months following the date of Termination of Service, but only to the extent of the accrued right to exercise at the date of Termination of Service, provided that the Option may not be exercised after the expiration of the Option Term.

                   (B) If Termination of Service is due to death, the Option may be exercised at any time within six (6) months following the date of death, but only to the extent of the accrued right to exercise at the date of death, provided that the Option may not be exercised after the expiration of the Option Term.

                   (C) If Termination of Service is due to any other reason, the Option may be exercised at any time within thirty (30) days following the date of Termination of Service, but only to the extent of the accrued right to exercise at the date



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of Termination of Service, provided that the Option may not be exercised after the expiration of the Option Term.

                       (iii) The Option may not be exercised for fractional shares or for less than ten (10) Shares.

         (b) METHOD OF EXERCISE. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option, the number of shares in respect of which the Option is being exercised, accompanied by payment in full of the aggregate purchase price of the Shares to be purchased. The certificate or certificates for Shares as to which the Option has been exercised shall be registered in the name of the Optionee.

         (c) RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable Federal or state securities law or any other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

     4. NON-TRANSFERABILITY OF OPTION. This Option may be exercised during the lifetime of the Optionee only by the Optionee and, subject to the provisions of Section 7.6 of the Plan, may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

     5. METHOD OF PAYMENT. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

         (a) cash;

         (b)  certified or bank cashier's check;

         (c) in the event there exists a public market for the Company's Common Stock on the date of exercise, by delivery of a sell order to a broker for the shares being purchased and an agreement to pay the purchase price of the shares being purchased (or irrevocable instructions to the Optionee's broker to deliver to the


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Company the amount of sale proceeds required to pay the exercise price)
on or before the settlement date for the sale of such shares;

         (d) authorization to retain from the total number of shares as to which the Option is exercised that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the Option is exercised; or

         (e) in the event there exists a public market for the Company's Common Stock on the date of exercise, by surrender of shares of the Company's Common Stock, provided that if such shares were acquired upon exercise of an incentive stock option, the Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code. In this case payment shall be made as follows:

              (i) Optionee shall deliver to the Secretary of the Company a written notice which shall set forth the portion of the purchase price the Optionee wishes to pay with Common Stock, and the number of shares of such Common Stock the Optionee intends to surrender pursuant to the exercise of this Option, which shall be determined by dividing the aforementioned portion of the purchase price by the average of the last reported bid and asked prices per share of Common Stock of the Company, as reported in THE WALL STREET JOURNAL (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common Stock is listed on a national securities exchange or on the NASDAQ National Market System (or any successor national market system), the closing price of Common Stock of the Company on such exchange as reported in THE WALL STREET JOURNAL, for the day on which the notice of exercise is sent or delivered;

               (ii) Fractional shares shall be disregarded and the Optionee shall pay in cash an amount equal to such fraction multiplied by the price determined under subparagraph (i) above;

               (iii) The written notice shall be accompanied by a duly endorsed blank stock power with respect to the number of Shares set forth in the notice, and the certificate(s) representing said Shares shall be delivered to the Company at its principal offices within three (3) working days from the date of the notice of exercise;

               (iv) The Optionee hereby authorizes and directs the Secretary of the Company to transfer so many of the Shares represented by such certificate(s) as are necessary to pay the purchase price in accordance with the provisions herein;

               (v) If any such transfer of Shares requires the consent of the California Commissioner of Corporations or of some other agency under the securities laws of any other state, or an opinion of counsel for the Company or Optionee that such


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transfer may be effected under applicable Federal and state securities laws, the time periods specified herein shall be extended for such periods as the necessary request for consent to transfer is pending before said Commissioner or other agency, or until counsel renders such an opinion, as the case may be. All parties agree to cooperate in making such request for transfer, or in obtaining such opinion of counsel, and no transfer shall be effected without such consent or opinion if required by law; and

               (vi) Notwithstanding any other provision herein, the Optionee shall only be permitted to pay the purchase price with shares of the Company's Common Stock owned by him as of the exercise date in the manner and within the time periods allowed under 17 CFR Section 240.16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such regulation is presently constituted, as it is amended from time to time, and as it is interpreted now or hereafter by the Securities and Exchange Commission.

     6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. The number of Shares covered by this Option shall be adjusted in accordance with the provisions of Section 4.3 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

     7.  TERM OF OPTION.  This Option may not be exercised more than seven
(7) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     8. NOT EMPLOYMENT CONTRACT. NOTHING IN THIS AGREEMENT OR IN the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

     9.   INCOME TAX WITHHOLDING.

          (a) The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, the Optionee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.

          (b) At such time as the Optionee is required to pay to the Company an amount with respect to tax withholding obligations as set forth in paragraph (a), the

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Optionee may elect prior to the date the amount of such withholding tax is determined (the "Tax Date") to make such payment, or such increased payment as the Optionee elects to make up to the maximum federal, state and local marginal tax rates (including any related FICA obligation) applicable to the Optionee and the particular transaction, by: (i) delivering cash; (ii) delivering part or all of the payment in previously owned shares of Common Stock (whether or not acquired through the prior exercise of an Option); and/or (iii) irrevocably directing the Company to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the amount of tax required or elected to be withheld (a "Withholding Election"). If an Optionee's Tax Date is deferred beyond the date of exercise and the Optionee makes a Withholding Election, the Optionee will initially receive the full amount of Shares otherwise issuable upon exercise of the Option, but will be unconditionally obligated to surrender to the Company on the Tax Date the number of Shares necessary to satisfy his or her minimum withholding requirements, or such higher payment as he or she may have elected to make, with adjustments to be made in cash after the Tax Date.

     Any withholding of Shares with respect to taxes arising in connection with the exercise of this Option at such time as the Optionee is subject to short-swing trading liability under Section 16(b) of the Exchange Act shall comply with the relevant requirements of 17 CFR Section 240.16b-1 et seq. promulgated under the Exchange Act.

     Any adverse consequences incurred by the Optionee with respect to the use of shares of Common Stock to pay any part of the Option Price or of any tax in connection with the exercise of the Option shall be the sole responsibility of the Optionee.


DATE OF GRANT:  _______________, 19___

                                                ONTRAK SYSTEMS, INC.

                                                By:__________________

                                                Its:__________________


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     The Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

Dated:  ________________, 19____       _______________________________


                               CONSENT OF SPOUSE

     I, ___________________________, spouse of the Optionee who executed the foregoing Agreement, hereby agree that my spouse's interest in the shares of Common Stock subject to said Agreement shall be irrevocably bound by the Agreement's terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.

Dated:  _________________, 19____     ______________________________



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